Filed pursuant to Rule 424(b)(5)
Registration No. 333-191967

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 29, 2013.

Preliminary Prospectus Supplement

(To Prospectus dated October 29, 2013)

$250,000,000

Class A Common Stock

We are selling $250,000,000 of our Class A common stock, par value $0.000001 per share.

We have two classes of authorized and outstanding common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of our Class A common stock is entitled to one vote per share. Each share of our Class B common stock is entitled to ten votes per share and is convertible at any time into one share of our Class A common stock. Outstanding shares of our Class B common stock will represent approximately 68% of the voting power of our outstanding capital stock immediately following this offering.

Our Class A common stock is listed on The New York Stock Exchange under the trading symbol “YELP”. On October 28, 2013, the last reported sale price of our Class A common stock was $67.59 per share.

See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 7 of the accompanying prospectus to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Yelp	$	$

(1)	See “Underwriting.”

To the extent the underwriters sell more than $250,000,000 of Class A common stock, the underwriters have the option to purchase up to an additional 15% of the number of shares of our Class A common stock offered hereby from us at the price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2013.

Goldman, Sachs & Co.	Citigroup

Jefferies

Oppenheimer & Co.	Cowen and Company

Prospectus Supplement dated                     , 2013.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that Yelp Inc. filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this process, among other transactions, we may offer and sell the shares of Class A common stock described in this prospectus supplement.

This prospectus supplement describes the terms of the offering of our Class A common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated October 29, 2013, including the documents incorporated by reference, provides more general information.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference, and any free writing prospectus that we have authorized for use in connection with this offering, are accurate only as of their respective dates, regardless of the time of delivery of any such document, or of any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference, and any free writing prospectus that we have authorized for use in connection with this offering, in making your investment decision. The descriptions set forth in this prospectus supplement replace and supplement, where inconsistent, the description of the general terms and provisions set forth in the accompanying prospectus.

Unless the context otherwise indicates, where we refer in this prospectus supplement to our “mobile application” or “mobile app”, we refer to all of our applications for mobile-enabled devices. Similarly, references to our “website” refer to both the U.S. and international versions of our website, as well as the versions of our website dedicated to mobile-based browsers.

In the fourth quarter of 2012, we acquired Qype GmbH, a Germany-based reviews website. Although not material to our business to date, we began including traffic, content and local business activity from each Qype market in our key metrics following our migration of such market to the Yelp platform. Accordingly, the key metrics presented in this prospectus supplement as of and for the quarter ended September 30, 2013 include the traffic, content and local business activity of the Qype markets that had been migrated to the Yelp platform as of September 30, 2013: Brazil, France, Ireland, Italy, Spain and the United Kingdom.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the risks of investing in our Class A common stock discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference herein and therein. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Unless the context requires otherwise, references in this prospectus to “Yelp,” “the Company,” “we,” “us” and “our” refer to Yelp Inc. and its subsidiaries.

Yelp Inc.

Overview

Yelp connects people with great local businesses. Our users have contributed a total of approximately 47.3 million cumulative reviews of almost every type of local business, from restaurants, boutiques and salons to dentists, mechanics, plumbers and more. These reviews are written by people using Yelp to share their everyday local business experiences, giving voice to consumers and bringing “word of mouth” online. The information these reviews provide is valuable for consumers and businesses alike. Approximately 117.4 million unique visitors used our website according to Google Analytics, a product from Google, Inc. that provides digital marketing intelligence, and our mobile application was used on approximately 11.2 million unique mobile devices on a monthly average basis during the quarter ended September 30, 2013. Businesses of all sizes use our platform to engage with consumers at the critical moment when they are deciding where to spend their money. Our business revolves around three key constituencies: the contributors who write reviews, the consumers who read them and the local businesses that they describe.

Contributors.    We foster and support vibrant communities of contributors in local markets across the United States, Canada, Europe, Brazil, Singapore, New Zealand and Australia. These contributors provide rich, firsthand information about local businesses, such as reviews, ratings and photos. Yelp users have contributed a total of approximately 47.3 million cumulative reviews, which include, as of September 30, 2013, approximately 43.9 million reviews available on business profile pages, including approximately 11.0 million reviews that were being filtered, after accounting for the approximately 3.4 million reviews that had been removed from our platform, either by us for violation of our terms of service or by the users who contributed them.

Consumers.    Our platform is transforming the way people discover and engage with local businesses, and is attracting a large audience of geographically and demographically diverse consumers. Every day, millions of consumers visit our website or use our mobile app to find great local businesses. Our strong brand and the quality of the review content on our platform have enabled us to attract this large audience with low traffic acquisition costs.

Local Businesses.    Our platform provides local businesses with a variety of free and paid services that help them engage with consumers at the critical moment when they are deciding where to spend their money. Local businesses can register a business account for free and “claim” their Yelp business page for each of their locations, allowing them to enhance the page with additional information about their businesses and respond to consumer reviews, among other features. Local businesses can also pay for premium services to promote themselves through targeted search advertising, discounted offers and further enhancements to their business page.

Powerful Network Effect.    Our platform helps people find and engage with great local businesses to meet their everyday needs. As more people use our platform, more of them write reviews, add photos and tips. Each review, photo or tip that a user contributes helps expand the breadth and depth of the content on our platform, drawing in more consumers and more prospective contributors. This increase in consumer traffic and content improves our value proposition to local businesses as they seek low-cost, easy-to-use and effective advertising solutions to target a large number of intent-driven consumers.

Yelp Mobile.    We help consumers make decisions on the go through both our mobile app and versions of our website dedicated to mobile-based browsers, which we refer to as our mobile website. Our mobile app was recognized by Time magazine as one of the “50 Best iPhone apps in 2012” and was recognized by PC Magazine as one of the “50 Best Free iPhone Apps in 2012.” Mobile searches, excluding Qype-related searches and impression-based advertisements, accounted for approximately 62% of all searches on our platform in the three months ended September 30, 2013, up from 54% from the same period in the prior year, and for approximately 46% of all ad impressions on our platform in the three months ended September 30, 2013, with mobile app advertising launched in the quarter ended December 31, 2012. We expect mobile device usage to continue to grow and believe that use of our mobile app and mobile website are complementary to the use of our website on personal computers. However, if mobile device usage is a substitute for, rather than incremental to, usage of our website on personal computers and our mobile advertising solutions prove ineffective, this trend could adversely impact our business.

As our community has grown and our product offerings have expanded, we have seen significant growth in reviews, traffic, claimed local business locations and active local business accounts:

•

Our users have contributed a total of approximately 47.3 million cumulative reviews to our platform as of September 30, 2013, up 42% from the same period in the prior year. Of these reviews, approximately 43.9 million reviews available on business profile pages, including approximately 11.0 million reviews that were being filtered, after accounting for the approximately 3.4 million reviews that had been removed from our platform as of September 30, 2013. Although they do not factor into a business’s overall star rating, we provide access to filtered reviews because they provide additional perspectives and information on reviewed businesses, as well as transparency of the efficacy of the filtering process.

•	We had approximately 117.4 million unique visitors on a monthly average basis for the quarter ended September 30, 2013, up 41% from the same period in the prior year.

•	We had approximately 1.3 million claimed business locations as of September 30, 2013, up 51% from the same period in the prior year.

•	We recognized revenue from approximately 57,200 active local business accounts for the quarter ended September 30, 2013, up 58% from the same period in the prior year.

We highlight below the breakdown by industry of local businesses that have received reviews on our platform through September 30, 2013. The chart below includes information based upon all contributed reviews and include some businesses that have only received reviews that are being filtered or have been removed.

As of September 30, 2013, we are active in 60 cities or regions where we have hired a Community Manager, a local resident who helps increase awareness of our platform and who fosters a local community of contributors, which we refer to as Yelp markets, in the United States and 51 Yelp markets internationally. This footprint represents a small portion of the potential domestic and international markets that we are currently targeting for expansion. Our domestic expansion plans include growth in our existing markets as well as expansion into new markets, many of which are smaller than our current markets, as we look to expand our breadth of coverage.

Internationally, as we are in the early stages of establishing our footprint, we are targeting a mix of both large and small markets. In October 2012, we acquired Qype GmbH, a Germany-based reviews website, or Qype, through our wholly-owned subsidiary, Yelp Ireland Ltd. We believe the acquisition of Qype will accelerate the expansion of our international footprint in Europe, and together we will have a substantially increased presence in these markets. As of September 30, 2013, we had migrated six Qype markets—Brazil, France, Ireland, Italy, Spain and the United Kingdom—to the Yelp platform. For the nine months ended September 30, 2013, revenue generated internationally accounted for five percent of our total revenue.

As we continue to launch new markets, we believe that we will follow a similar pattern of investment preceding revenue growth. In accordance with our market development strategy, at scale, our platform reaches a critical mass of reviews, consumers and claimed local business accounts, and we begin an active sales effort with local businesses. Thereafter, our largest expense is related to sales efforts to attract local business advertising customers. In Yelp markets that have attained this level of development, we expect to achieve economies of scale and operating cost leverage. To further illustrate the development of our markets as they scale, we highlight below our review and revenue metrics for three cohorts of Yelp markets in the United States: the Yelp markets that we launched in 2005-2006; the Yelp markets that we launched in 2007-2008; and the Yelp markets that we launched in 2009-2010. In the markets we have entered, review growth and consumer activity are generally followed by revenue generated from local businesses.

U.S. Market Cohort	Number of Yelp Markets(1)	Average Cumulative Reviews as of Sept. 30, 2013(2)	Year-Over-Year Growth in Average Cumulative Reviews(3)	Average Local Advertising Revenue in the Three- Month Period Ended Sept. 30, 2013(4)	Year-Over-Year Growth in Average Local Advertising Revenue(5)
2005–2006	6	3,396	35%	$3,832	57%
2007–2008	14	715	35%	$ 954	74%
2009–2010	18	221	54%	$ 213	99%

(1)	A Yelp market is defined as a city or region in which we have hired a Community Manager.
(2)	Average cumulative reviews is defined as the total cumulative reviews of the cohort as of September 30, 2013 (in thousands), including reviews that were then being filtered or had been removed from our platform, divided by the number of Yelp markets in the cohort.
(3)	Year-over-year growth in average cumulative reviews compares average cumulative reviews as of September 30, 2013 with average cumulative reviews as of September 30, 2012.
(4)	Average local advertising revenue is defined as the total local advertising revenue from businesses in the cohort for the three-month period ended September 30, 2013 (in thousands) divided by the number of Yelp markets in the cohort.
(5)	Year-over-year growth in average local advertising revenue compares local advertising revenue for the three-month period ended September 30, 2013 with local advertising revenue for the three-month period ended September 30, 2012.

We expect to invest in product development to expand our platform by innovating and introducing new products to our website and mobile applications. For example, on July 24, 2013, we acquired SeatMe, Inc., a web- and app-based reservation solution for restaurant and nightlife establishments, or SeatMe. We believe the acquisition of SeatMe will both enhance user experience and complement our existing partnership arrangements.

We generate revenue primarily from the sale of advertising on our website and mobile app to local businesses and national brands that seek to reach our growing audience of consumers. During the quarter ended September 30, 2013, we generated net revenue of $61.2 million, representing 68% growth over the same period in the prior year, a net loss of $2.3 million and an adjusted EBITDA of $8.1 million. For information on how we define and calculate the number of contributed reviews, unique visitors, claimed local business locations, active local business accounts and adjusted EBITDA, and a reconciliation of adjusted EBITDA to net loss, see “Summary Consolidated Financial and Other Data.”

Company Information

We were incorporated in Delaware on September 3, 2004 under the name Yelp, Inc., and we changed our name in late September 2004 to Yelp! Inc. and in February 2012 to Yelp Inc. Our principal executive offices are located at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, and our telephone number is (415) 908-3801. Our website address is www.yelp.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement, and you should not consider it part of this prospectus supplement. Our website address is included in this prospectus supplement as an inactive textual reference only.

Yelp, Yelp Inc., the Yelp logo and other service marks, trademarks and trade names appearing in this prospectus supplement are the property of Yelp. Service marks, trademarks and trade names of other companies included or incorporated by reference into this prospectus supplement are the property of their respective owners.

THE OFFERING

Class A common stock offered by us	3,698,772 shares(1)

Option to purchase additional shares of Class A common stock from us	554,815 shares(2)

Class A common stock to be outstanding after this offering	57,272,069 shares (57,826,884 shares if the underwriters’ option to purchase additional shares is exercised in full)(1)

Class B common stock to be outstanding after this offering	12,400,324 shares

Total Class A and Class B common stock to be outstanding after this offering	69,672,393 shares (70,227,208 shares if the underwriters’ option to purchase additional shares is exercised in full)(1)

Voting rights	We have two classes of authorized and outstanding common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A and Class B common stock are identical, except with respect to voting and conversion. The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to 10 votes per share, on all matters that are subject to a stockholder vote. Each share of our Class B common stock may be converted into one share of our Class A common stock at any time at the election of the holder thereof, and will be automatically converted into one share of Class A common stock upon the earlier of (i) the date specified by a vote of the holders of 66 2/3% of the outstanding shares of Class B common stock, and (ii) transfer thereof. In addition, all shares of our Class A common stock and Class B common stock will automatically convert into a single class of common stock upon the earlier of (x) the date on which the number of outstanding shares of our Class B common stock represents less than 10% of the aggregate combined number of outstanding shares of our Class A common stock and Class B common stock, and (y) March 1, 2019. See “Description of Capital Stock” in the accompanying prospectus for additional information.

Use of proceeds

We intend to use the net proceeds from this offering for working capital and general corporate purposes, including sales and marketing activities, general and administrative matters and capital expenditures. In addition, we may use a portion of the proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments.

Risk factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as the Risk Factors contained in our Form 10-Q for the quarter ended September 30, 2013, incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

NYSE symbol	“YELP”

(1)	The number of shares of our Class A common stock offered by us in this offering and outstanding after the offering is based on an aggregate offering of $250.0 million at an assumed price of $67.59, the last reported sale price of our Class A common stock on the New York Stock Exchange on October 28, 2013.
(2)	Based on an option to be granted to the underwriters to purchase up to 15% of the Class A common stock offered by us in this offering.

The number of shares of Class A and Class B common stock to be outstanding after this offering is based on 53,573,297 shares of our Class A common stock and 12,400,324 shares of our Class B common stock outstanding as of September 30, 2013, and excludes as of such date:

•

5,488,797 shares of Class B common stock issuable upon the exercise of outstanding stock options pursuant to our Amended and Restated 2005 Equity Incentive Plan and our 2011 Equity Incentive Plan, at a weighted-average exercise price of $7.43 per share;

•

5,967,111 shares of Class A common stock issuable upon the exercise of outstanding stock options pursuant to our 2012 Equity Incentive Plan, as amended, or the 2012 Plan, at a weighted-average exercise price of $26.16 per share;

•	369,419 shares of Class A common stock issuable or subject to release upon the vesting of outstanding restricted stock awards and restricted stock units pursuant to our 2012 Plan;

•

2,751,434 additional shares of Class A common stock reserved for future issuance under our 2012 Plan, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under this benefit plan; and

•

2,320,105 shares of Class A common stock reserved for issuance under our 2012 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under this benefit plan.

In addition, unless we specifically state otherwise, all information in this prospectus supplement (other than historical financial statements) is as of September 30, 2013 and assumes no exercise of the underwriters’ option to purchase additional shares of our Class A common stock.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize our consolidated financial and other data. We have derived the consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 and the consolidated balance sheet data as of December 31, 2011 and 2012 from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated statements of operations data for the nine months ended September 30, 2012 and 2013 and the summary consolidated balance sheet data as of September 30, 2013 have been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement.

We have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected in the future, and our interim results for the nine months ended September 30, 2013 are not necessarily indicative of the results that should be expected for the full year 2013 or any other period.

You should read this summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes, included in our annual report on Form 10-K for the year ended December 31, 2012, or our quarterly report on Form 10-Q for the quarter ended September 30, 2013, incorporated by reference into this prospectus supplement.

	Years Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
	(in thousands, except per share data)
				(unaudited)
Net revenue	$47,731	$83,285	$137,567	$96,410	$162,337

Costs and expenses:
Cost of revenue	3,137	5,931	9,928	6,925	11,635
Sales and marketing	33,919	54,539	85,915	60,404	93,123
Product development	6,560	11,586	20,473	14,230	26,441
General and administrative	11,287	17,234	31,531	23,679	29,447
Depreciation and amortization	2,334	4,238	7,223	4,802	7,931
Restructuring & integration costs	—	—	1,262	—	675
Contribution to The Yelp Foundation	—	5,928	—	—	—

Total costs and expenses	57,237	99,456	156,332	110,040	169,252

Loss from operations	(9,506)	(16,171)	(18,765)	(13,630)	(6,915)
Other income (expense), net	15	(395)	(226)	(23)	(298)

Loss before income taxes	(9,491)	(16,566)	(18,991)	(13,653)	(7,213)
Provision for income taxes	(75)	(102)	(122)	(142)	(786)

Net loss	(9,566)	(16,668)	(19,113)	(13,795)	(7,999)
Accretion of redeemable convertible preferred stock	(175)	(189)	(32)	(31)	—

Net loss attributable to common stockholders (Class A and B)	$(9,741)	$(16,857)	$(19,145)	$(13,826)	$(7,999)

Net loss per share attributable to common stockholders:
Basic	(0.71)	(1.10)	(0.35)	(0.27)	(0.12)

Diluted	(0.71)	(1.10)	(0.35)	(0.27)	(0.12)

	Years Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
	(in thousands, except per share data)
				(unaudited)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	13,774	15,291	54,149	51,176	64,620

Diluted	13,774	15,291	54,149	51,176	64,620

Other Financial and Operational Data:
Reviews(1)	15,115	24,817	35,959	33,258	47,322
Unique Visitors(2)	39,356	65,796	86,308	83,538	117,447
Claimed Local Business Locations(3)	307	606	994	889	1,344
Active Local Business Accounts(4)	11	24	40	36	57
Adjusted EBITDA(5)	$(5,741)	$(1,128)	$4,598	$2,793	$19,024

(1)	Represents the cumulative number of reviews submitted to Yelp since inception, as of the end of each of the periods presented, including reviews that were then being filtered or that had been removed from our platform. We define a review as each individually written assessment submitted by a user who has registered by creating a public profile on our platform. For more information, including information regarding filtered and removed reviews, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Reviews” in our periodic reports incorporated by reference into this prospectus supplement.
(2)	Represents the average number of monthly unique visitors for the last quarter of each of the periods presented. We define monthly unique visitors as the total number of unique visitors who have visited our website at least once in a given month, and we average the number of monthly unique visitors in each month of the three-month period to calculate average monthly unique visitors. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Unique Visitors” in our periodic reports incorporated by reference into this prospectus supplement.
(3)	Represents the cumulative number of business locations that have been claimed on Yelp worldwide since 2008, as of the end of each of the periods presented. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Claimed Local Business Locations” in our periodic reports incorporated by reference into this prospectus supplement.
(4)	Represents the number of active local business accounts from which we recognized revenue during the last quarter of each of the periods presented. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Active Local Business Accounts” in our periodic reports incorporated by reference into this prospectus supplement.
(5)	We define adjusted EBITDA as net income (loss), adjusted to exclude: provision (benefit) for income taxes, other income (expense), net, interest income, depreciation and amortization, stock-based compensation, restructuring and integration costs, and contribution to The Yelp Foundation. See “Non-GAAP Financial Measures—Adjusted EBITDA” for more information and for a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States, or GAAP.

Stock-based compensation included in the statements of operations data above was as follows:

	Years Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
	(in thousands)
				(unaudited)
Cost of revenue	26	50	122	85	281
Sales and marketing	662	1,607	4,917	3,171	6,930
Product development	260	721	1,705	1,009	3,565
General and administrative	483	2,499	8,134	7,356	6,557
Restructuring costs	—	—	—	—	555

Total stock-based compensation	$1,431	$4,877	$14,878	$11,621	$17,888

	As of December 31,		As of September 30, 2013
	2011	2012
	(in thousands)
			(unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents	$21,736	$95,124	$101,214
Property, equipment and software, net	9,881	14,799	25,921
Working capital	18,996	90,267	98,115
Total stockholders’ equity (deficit)	(24,347)	165,662	196,431

Non-GAAP Financial Measures

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed in the table above and elsewhere in this prospectus supplement adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below of adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

We have included adjusted EBITDA in this prospectus supplement because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

•	adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	adjusted EBITDA does not take into account restructuring and integration costs associated with our acquisition of Qype; and

•	other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

The following table presents a reconciliation of adjusted EBITDA to net loss for each of the periods indicated:

	Years Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
	(in thousands)
				(unaudited)
Reconciliation of Adjusted EBITDA:
Net loss	$(9,566)	$(16,668)	$(19,113)	$(13,795)	$(7,999)
Provision for income taxes	75	102	122	142	786
Other income (expense), net	(15)	395	226	23	298
Depreciation and amortization	2,334	4,238	7,223	4,802	7,931
Stock-based compensation	1,431	4,877	14,878	11,621	17,333
Restructuring and integration costs	—	—	1,262	—	675
Contribution to The Yelp Foundation	—	5,928	—	—	—

Adjusted EBITDA	$(5,741)	$(1,128)	$4,598	$2,793	$19,024

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should consider carefully the risks and uncertainties described below and under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2013, filed with the Securities and Exchange Commission, or SEC, on October 29, 2013, which is incorporated by reference into this prospectus supplement in their entirety, together with the other information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors, or factors that we currently deem immaterial, that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

Risks Related to this Offering and Ownership of Our Class A Common Stock

The dual class structure of our common stock has the effect of concentrating voting control with those stockholders who held our stock prior to our initial public offering, including our founders, directors, executive officers and employees and their affiliates, and limiting your ability to influence corporate matters.

Our Class B common stock has 10 votes per share, and our Class A common stock has one vote per share. Stockholders who hold shares of Class B common stock, including our founders, directors, executive officers and employees and their affiliates, together beneficially own shares representing approximately 70% of the voting power of our outstanding capital stock as of September 30, 2013, or 68% immediately following this offering. Consequently, the holders of Class B common stock collectively will continue to be able to control all matters submitted to our stockholders for approval even though their stock holdings represent less than 50% of the outstanding shares of our common stock. Because of the 10-to-1 voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock even when the shares of Class B common stock represent a small minority of all outstanding shares of our Class A and Class B common stock. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, and, as a result, the market price of our Class A common stock could be adversely affected. Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term, which may include existing founders, officers and directors and their affiliates.

Our share price has been and will likely continue to be highly volatile.

The trading price of our Class A common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Since shares of our Class A common stock were sold in our initial public offering in March 2012 at a price of $15.00 per share, through October 29, 2013 our Class A common stock’s trading price has ranged from $14.10 to $75.37. In addition to the factors discussed in this “Risk Factors” section, factors that may cause volatility in our share price include:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	changes in projected operating and financial results;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements of technological innovations or new offerings by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	additions or departures of key personnel;

•	issuance of research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	sales or issuances of our Class A or Class B common stock, including in this offering;

•	changes in laws or regulations applicable to our solutions;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and

•	general economic and market conditions.

Furthermore, the stock markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

We do not intend to pay dividends for the foreseeable future, and as a result your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the Chair of our board of directors, or our Chief Executive Officer;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, with directors in each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•

require the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation; and

•	reflect two classes of common stock, as discussed above.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

Our future depends in part on the interests and influence of key stockholders.

As of September 30, 2013, our directors, executive officers and their affiliates beneficially owned shares representing approximately 70%, or approximately 67% immediately following this offering, of the voting power of our outstanding capital stock. As a result, these stockholders will be able to determine the outcome of matters submitted to our stockholders for approval for the foreseeable future. This ownership could affect the value of your shares of Class A common stock by, for example, these stockholders electing to delay, defer or prevent a change in corporate control, merger, consolidation, takeover or other business combination.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield a return.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including sales and marketing activities, general and administrative matters and capital expenditures. In addition, we may use a portion of the proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments. However, as of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be invested with a view towards long-term benefits for our stockholders and this may not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A common stock, to some extent, depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Future sales of our Class A common stock in the public market could cause our share price to decline.

Sales of a substantial number of shares of our Class A common stock in the public market, particularly sales by our directors, officers and employees and significant stockholders, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. As of September 30, 2013, we had 53,573,297 shares of Class A common stock and 12,400,324 shares of Class B common stock outstanding. Although a public market exists for our Class A common stock only, shares of Class B common stock are generally convertible into an equivalent number of shares of Class A common stock at the option of the holder or upon transfer (subject to certain exceptions).

You may experience future dilution as a result of future equity offerings.

In the future, we may offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock in order to raise additional capital. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. Investors purchasing shares or other securities in the future could have rights, preferences or privileges senior to those of existing stockholders and you may experience dilution. Holders of our Class A common stock are not entitled to preemptive rights or other protections against dilution. You may incur additional dilution upon the exercise of any outstanding stock options or vesting of restricted stock awards and restricted stock units.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our expectations regarding the use of the net proceeds from this offering;

•	our ability to compete for quality content and increase the number of reviews on our platform;

•	our ability to attract and retain advertisers and consumers;

•	our ability to monetize our mobile application effectively and offer new products through our mobile app that are commercially successful;

•	our ability to expand successfully in our existing markets and into new domestic and international markets;

•	our expectations regarding economies of scale and operating cost leverage in mature markets;

•	future investments in our technology, sales and marketing and community management organizations;

•	our plans and ability to build out an international sales force and generate revenue internationally;

•	our ability to benefit from accelerating network effect dynamics;

•	our plans regarding product innovation around Yelp Platform, mobile and new features;

•	our ability to effectively integrate businesses or technologies we have acquired, Qype and SeatMe, and other businesses or technologies we may acquire;

•	worldwide economic conditions and their impact on advertising spending;

•	future trends in search for information regarding local businesses;

•	our ability to effectively manage our growth and future expenses;

•	our ability to attract and retain qualified employees and key personnel;

•	our future relationships with commercial partners;

•	our ability to maintain, protect and enhance our intellectual property;

•	our ability to comply with modified or new laws and regulations applying to our business, including copyright and privacy regulation;

•	our ability to realize the intended tax benefits of our corporate structure and intercompany arrangements;

•	our liquidity and working capital requirements; and

•	our estimates regarding the sufficiency of our cash resources.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would,” “will” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks and uncertainties under the heading “Risk Factors” above and in our quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on October 29, 2013, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as in the other information in this prospectus supplement, the accompanying prospectus, the information incorporated by reference herein and therein, and in any free writing prospectus we may authorize for use in connection with this offering. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus supplement and the accompanying prospectus, together with the documents we have filed with the SEC that are incorporated by reference herein and therein, and any free writing prospectus we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of $250.0 million our Class A common stock offered hereby at an assumed public offering price of $67.59 per share (the last reported sale price of our common stock on the New York Stock Exchange on October 28, 2013) will be approximately $239.5 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of Class A common stock is exercised in full, we estimate that we will receive net proceeds of approximately $275.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including sales and marketing activities, general and administrative matters and capital expenditures. In addition, we may use a portion of the proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the net proceeds in short-term, investment-grade, interest-bearing securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock has been listed on the New York Stock Exchange LLC (“NYSE”) under the symbol “YELP” since March 2, 2012. Prior to that date, there was no public trading market for our Class A common stock. There is no public trading market for our Class B common stock. The following table sets forth for the periods indicated the high and low sales price per share of our Class A common stock as reported on the NYSE for the periods indicated:

	High	Low
Year ended December 31, 2012:
From Quarter (from March 2, 2012)	$31.96	$19.36
Second Quarter	$28.40	$14.10
Third Quarter	$28.93	$17.50
Fourth Quarter	$29.48	$16.32

Year ended December 31, 2013:
First Quarter	$25.46	$19.13
Second Quarter	$36.14	$22.48
Third Quarter	$71.50	$33.93
Fourth Quarter (through October 28, 2013)	$75.37	$60.83

On October 28, 2013 the last reported sale price of our Class A common stock on the NYSE was $67.59 per share. As of September 30, 2013, we had 72 holders of record of our Class A common stock and 34 holders of record of our Class B common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our capital stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of September 30, 2013:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale by us of 3,698,772 shares of our Class A common stock in this offering at an assumed public offering price of $67.59 per share, the last reported sale price of our Class A common stock on the NYSE on October 28, 2013, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of September 30, 2013
	Actual	As Adjusted
	(in thousands, except per share data)
Cash and cash equivalents	$101,214	$340,714

Stockholders’ equity:
Preferred stock, $0.00001 par value; 10,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.00001 par value: 280,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Class A common stock, $0.00001 par value: 200,000,000 shares authorized, 53,573,297 shares issued and outstanding, respectively, actual; 1,000,000,000 shares authorized, 57,272,069 shares issued and outstanding, respectively, as adjusted	—	—
Class B common stock, $0.00001 par value: 100,000,000 shares authorized, 12,400,324 shares issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	262,675	502,175
Accumulated other comprehensive income	2,143	2,143
Accumulated deficit	(68,387)	(68,387)
Total stockholders’ equity	196,431	435,931

Total capitalization	$196,431	$435,931

The number of shares of Class A and Class B common stock reflected in the discussion and table above is based on 53,573,297 shares of our Class A common stock and 12,400,324 shares of our Class B common stock outstanding as of September 30, 2013, and excludes as of such date:

•

5,488,797 shares of Class B common stock issuable upon the exercise of outstanding stock options pursuant to our Amended and Restated 2005 Equity Incentive Plan and our 2011 Equity Incentive Plan, at a weighted-average exercise price of $7.43 per share;

•

5,967,111 shares of Class A common stock issuable upon the exercise of outstanding stock options pursuant to our 2012 Equity Incentive Plan, as amended, or the 2012 Plan, at a weighted-average exercise price of $26.16 per share;

•	369,419 shares of Class A common stock issuable or subject to release upon the vesting of outstanding restricted stock awards and restricted stock units pursuant to our 2012 Plan;

•

2,751,434 additional shares of Class A common stock reserved for future issuance under our 2012 Plan, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under this benefit plan; and

•

2,320,105 shares of Class A common stock reserved for issuance under our 2012 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under this benefit plan.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Class A common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, nor does it address any gift or estate tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus supplement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below.

This discussion is limited to non-U.S. holders who purchase our Class A common stock issued pursuant to this offering and who hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences (including Medicare contribution tax consequences) that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, certain former citizens or long-term residents of the United States, partnerships or other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own, or have owned, actually or constructively, more than 5% of our common stock and persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Class A common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Class A Common Stock

If we make cash or other property distributions on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in the Class A common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “—Gain on Disposition of Our Class A Common Stock” below.

Dividends (out of earnings and profits) paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) including a U.S. taxpayer identification number and certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our Class A common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the Class A common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our Class A common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Subject to the discussion below regarding backup withholding and the Foreign Account Tax Compliance Act, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our Class A common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A common stock, and our Class A common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our Class A common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds or a disposition of our Class A common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Legislation Affecting Taxation of Our Class A Common Stock Held by or through Foreign Entities

Legislation commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing their withholding and reporting requirements may be subject to different rules. The legislation also imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or the nonfinancial foreign entity otherwise qualifies for an exception from these rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. These withholding taxes would be imposed on dividends paid on our Class A common stock after June 30, 2014, and on gross proceeds from sales or other dispositions of our Class A common stock after December 31, 2016. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our Class A common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Citigroup Global Markets Inc. and Jefferies LLC are acting as joint book-running managers of the offering and Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Jefferies LLC
Oppenheimer & Co. Inc.
Cowen and Company, LLC

Total	3,698,772	(1)

(1)	Based on an aggregate offering of $250.0 million at an assumed price of $67.59.

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 15% of the number of shares offered by us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. After the initial offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our executive officers and directors have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock, subject to certain exceptions, including transfers of shares of common stock pursuant to any contract, instruction or plan complying with Rule 10b5-1 under the Exchange Act entered into prior to the date hereof and of which the underwriters or their counsel have been made aware, during the period from the date of this prospectus supplement continuing through the date 90 days (for us and our executive officers) or 30 days (for our directors) after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co.

In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions will be approximately $500,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of our Class A common stock offered hereby will be passed upon for us by Cooley LLP, San Francisco, California. The underwriters are being represented by Davis Polk  & Wardwell LLP, Menlo Park, California, in connection with this offering.

EXPERTS

Deloitte & Touche LLP, independent registered public accounting firm, has audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference into this prospectus supplement. Our financial statements are incorporated by reference herein in reliance on Deloitte & Touche LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Qype GmbH as of December 31, 2010 and December 31, 2011, and for each of the years in the two-year period ended December 31, 2011 have been incorporated by reference into this prospectus and in the registration statement in reliance upon the report of KPMG AG Wirtschaftsprüfunggesellschaft, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 (File No. 333-            ) that we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We also maintain a website at http://www.yelp.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement, and you should not consider it part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35444):

•	our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 27, 2013;

•

the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2012 from our definitive proxy statement on Schedule 14A for our 2013 Annual Meeting of Stockholders, filed with the SEC on April 23, 2013;

•

our quarterly reports on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 3, 2013, for the quarter ended June 30, 2013, filed with the SEC on August 2, 2013, and for the quarter ended September 30, 2013, filed with the SEC on October 29, 2013;

•	our current reports on Form 8-K, filed with the SEC on February 8, 2013, June 11, 2013, July 24, 2013 and October 29, 2013;

•

the audited consolidated financial statements of Qype GmbH, including the consolidated balance sheets of Qype GmbH and subsidiaries as of December 31, 2011 and 2010, and the related audited consolidated income statements and audited consolidated statements of changes in equity, comprehensive income and cash flows for each of the years then ended, the notes related thereto and the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors, included as Exhibit 99.3 to the current report on Form 8-K/A, filed with the SEC on December 21, 2012;

•

the unaudited condensed consolidated financial statements of Qype GmbH, including the unaudited condensed consolidated balance sheet of Qype GmbH and subsidiaries as of the nine months ended September 30, 2012 and the related unaudited condensed consolidated income statements and unaudited condensed consolidated statements of changes in equity, comprehensive income and cash flows for the period then ended and the notes related thereto, included as Exhibit 99.4 to the current report on Form 8-K/A filed with the SEC on December 21, 2012;

•

the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012, and the notes and other information related thereto included as Exhibit 99.1 to the current report on Form 8-K, filed with the SEC on October 29, 2013; and

•

the description of our Class A common stock set forth in our registration statement on Form 8-A, filed with the SEC on February 27, 2012, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of the securities made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Yelp Inc., Attention: Investor Relations, 140 New Montgomery Street, 9th Floor, San Francisco, CA 94105. Our phone number is 415-908-3801.

Prospectus

Class A Common Stock

Preferred Stock

Debt Securities

Warrants

From time to time, we may offer and sell any combination of the securities described in this prospectus, either individually or in combination with other securities. We may also offer Class A common stock or preferred stock upon conversion of debt securities, Class A common stock upon conversion of preferred stock, or Class A common stock, preferred stock or debt securities upon the exercise of warrants.

Specific terms of these offerings and securities will be provided in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference, before buying any of the securities being offered.

Our Class A common stock is listed on The New York Stock Exchange under the trading symbol “YELP.” On October 28, 2013, the last reported sale price of our Class A common stock was $67.59 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The New York Stock Exchange or other securities exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 7 of this prospectus and as contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment or other options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration statement, we may offer and sell shares of our Class A common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination with other securities, in one or more offerings. This prospectus provides you with a general description of the securities that may be offered.

Each time we offer securities under this prospectus, a prospectus supplement that will contain more specific information about the terms of that offering will be provided. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement and any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of

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the time of delivery of this prospectus, the applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Unless the context otherwise indicates, where we refer in this prospectus to our “mobile application” or “mobile app,” we refer to all of our applications for mobile-enabled devices. Similarly, references to our “website” refer to both the U.S. and international versions of our website, as well as the versions of our website dedicated to mobile-based browsers.

In the fourth quarter of 2012, we acquired Qype GmbH, a Germany-based reviews website. Although not material to our business to date, we began including traffic, content and local business activity from each Qype market in our key metrics following our migration of such market to the Yelp platform. Accordingly, the key metrics presented in this prospectus as of and for the quarter ended September 30, 2013 include the traffic, content and local business activity of the Qype markets that had been migrated to the Yelp platform as of September 30, 2013: Brazil, France, Ireland, Italy, Spain and the United Kingdom.

The aggregate market value of our voting and non-voting common equity held by our non-affiliates was approximately $3.4 billion as of September 30, 2013 based upon the closing sale price on the New York Stock Exchange reported on such date. For purposes of determining whether a stockholder was our affiliate at September 30, 2013, we assumed that a stockholder was our affiliate at September 30, 2013 if such stockholder (i) beneficially owned 10% or more of our capital stock, as determined based on public filings, and/or (ii) was an executive officer or director, or was affiliated with an executive officer or director, of our company at September 30, 2013. Exclusion of such shares should not be construed to indicate that any such person possesses the power, direct or indirect, to direct or cause the direction of the management or policies of the registrant or that such person is controlled by or under common control with the registrant.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless the context requires otherwise, references in this prospectus to “Yelp,” “the Company,” “we,” “us” and “our” refer to Yelp Inc. and its subsidiaries.

Yelp Inc.

Overview

Yelp connects people with great local businesses. Our users have contributed a total of approximately 47.3 million cumulative reviews of almost every type of local business, from restaurants, boutiques and salons to dentists, mechanics, plumbers and more. These reviews are written by people using Yelp to share their everyday local business experiences, giving voice to consumers and bringing “word of mouth” online. The information these reviews provide is valuable for consumers and businesses alike. Approximately 117.4 million unique visitors used our website according to Google Analytics, a product from Google, Inc. that provides digital marketing intelligence, and our mobile application was used on approximately 11.2 million unique mobile devices on a monthly average basis during the quarter ended September 30, 2013. Businesses of all sizes use our platform to engage with consumers at the critical moment when they are deciding where to spend their money. Our business revolves around three key constituencies: the contributors who write reviews, the consumers who read them and the local businesses that they describe.

Contributors. We foster and support vibrant communities of contributors in local markets across the United States, Canada, Europe, Brazil, Singapore, New Zealand and Australia. These contributors provide rich, firsthand information about local businesses, such as reviews, ratings and photos. Yelp users have contributed a total of approximately 47.3 million cumulative reviews, which include, as of September 30, 2013, approximately 43.9 million reviews available on business profile pages, including approximately 11.0 million reviews that were being filtered, after accounting for the approximately 3.4 million reviews that had been removed from our platform, either by us for violation of our terms of service or by the users who contributed them.

Consumers. Our platform is transforming the way people discover and engage with local businesses, and is attracting a large audience of geographically and demographically diverse consumers. Every day, millions of consumers visit our website or use our mobile app to find great local businesses. Our strong brand and the quality of the review content on our platform have enabled us to attract this large audience with low traffic acquisition costs.

Local Businesses. Our platform provides local businesses with a variety of free and paid services that help them engage with consumers at the critical moment when they are deciding where to spend their money. Local businesses can register a business account for free and “claim” their Yelp business page for each of their locations, allowing them to enhance the page with additional information about their businesses and respond to consumer reviews, among other features. Local businesses can also pay for premium services to promote themselves through targeted search advertising, discounted offers and further enhancements to their business page.

Powerful Network Effect. Our platform helps people find and engage with great local businesses to meet their everyday needs. As more people use our platform, more of them write reviews, add photos and tips. Each review, photo or tip that a user contributes helps expand the breadth and depth of the content on our platform, drawing in more consumers and more prospective contributors. This increase in consumer traffic and content improves our value proposition to local businesses as they seek low-cost, easy-to-use and effective advertising solutions to target a large number of intent-driven consumers.

Yelp Mobile. We help consumers make decisions on the go through both our mobile app and versions of our website dedicated to mobile-based browsers, which we refer to as our mobile website. Our mobile app was recognized by Time magazine as one of the “50 Best iPhone apps in 2012” and was recognized by PC Magazine as one of the “50 Best Free iPhone Apps in 2012.” We expect mobile device usage to continue to grow and believe that use of our mobile app and mobile website are complementary to the use of our website on personal computers. However, if mobile device usage is a substitute for, rather than incremental to, usage of our website on personal computers and our mobile advertising solutions prove ineffective, this trend could adversely impact our business.

As our community has grown and our product offerings have expanded, we have seen significant growth in reviews, traffic, claimed local business locations and active local business accounts:

•	Our users have contributed a total of approximately 47.3 million cumulative reviews to our platform as of September 30, 2013, up 42% from the same period in the prior year. Of these reviews, approximately 43.9 million reviews were available on business profile pages, including approximately 11.0 million reviews that were being filtered, after accounting for the approximately 3.4 million reviews that had been removed from our platform as of September 30, 2013. Although they do not factor into a business’s overall star rating, we provide access to filtered reviews because they provide additional perspectives and information on reviewed businesses, as well as transparency of the efficacy of the filtering process.

•	We had approximately 117.4 million unique visitors on a monthly average basis for the quarter ended September 30, 2013, up 41% from the same period in the prior year.

•	We had approximately 1.3 million claimed business locations as of September 30, 2013, up 51% from the same period in the prior year.

•	We recognized revenue from approximately 57,200 active local business accounts for the quarter ended September 30, 2013, up 58% from the same period in the prior year.

As of September 30, 2013, we are active in 60 Yelp markets in the United States and 51 Yelp markets internationally. This footprint represents a small portion of the potential domestic and international markets that we are currently targeting for expansion. Our domestic expansion plans include growth in our existing markets as well as expansion into new markets, many of which are smaller than our current markets, as we look to expand our breadth of coverage.

Internationally, as we are in the early stages of establishing our footprint, we are targeting a mix of both large and small markets. In October 2012, we acquired Qype GmbH, a Germany-based reviews website, or Qype, through our wholly-owned subsidiary, Yelp Ireland Ltd. We believe the acquisition of Qype will accelerate the expansion of our international footprint in Europe, and together we will have a substantially increased presence in European markets. As of September 30, 2013, we had migrated six Qype markets—Brazil, France, Ireland, Italy, Spain and the United Kingdom—to the Yelp platform. For the nine months ended September 30, 2013, revenue generated internationally accounted for five percent of our total revenue.

We expect to invest in product development to expand our platform by innovating and introducing new products to our website and mobile applications. For example, on July 24, 2013, we acquired SeatMe, Inc., a web- and app-based reservation solution for restaurant and nightlife establishments, or SeatMe. We believe the acquisition of SeatMe will both enhance user experience and complement our existing partnership arrangements.

We generate revenue primarily from the sale of advertising on our website and mobile app to local businesses and national brands that seek to reach our growing audience of consumers. During the quarter ended September 30, 2013, we generated net revenue of $61.2 million, representing 68% growth over the same period in the prior year, a net loss of $2.3 million and an adjusted EBITDA of $8.1 million. For information on how we define and calculate the number of contributed reviews, unique visitors, claimed local business locations, active local business accounts and adjusted EBITDA, and a reconciliation of adjusted EBITDA to net loss, see the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Adjusted EBITDA” in our quarterly report on Form 10-Q for the quarter ended September 30, 2013.

Company Information

We were incorporated in Delaware on September 3, 2004 under the name Yelp, Inc., and we changed our name in late September 2004 to Yelp! Inc. and in February 2012 to Yelp Inc. Our principal executive offices are located at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, and our telephone number is (415) 908-3801. Our website address is www.yelp.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this prospectus as an inactive textual reference only.

Yelp, Yelp Inc., the Yelp logo and other service marks, trademarks and trade names appearing in this prospectus are the property of Yelp. Service marks, trademarks and trade names of other companies included or incorporated by reference into this prospectus and any prospectus supplement are the property of their respective owners.

The Securities That May Be Offered

We may offer shares of our Class A common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination with other securities, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities will be provided, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity date, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange; and

•	material or special U.S. federal income tax considerations, if any.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment or other options, if any; and

•	the net proceeds to us.

Class A common stock. We may issue shares of our Class A common stock from time to time. We have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting and conversion. Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, the holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders. However, the holders of Class A common stock are entitled to one vote per share while the holders of Class B common stock are entitled to 10 votes per share. Each share of Class B common stock may be converted into one share of Class A common stock at any time at the election of the holder thereof, and will be automatically converted into one share of Class A common stock upon (i) the date specified by the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of Class B common stock, or (ii) any transfer, subject to certain exceptions provided in our amended and restated certificate of incorporation. In addition, all shares of Class A common stock and Class B common stock will convert automatically into a single class of common stock upon the earlier of (x) the date on which the number of outstanding shares of Class B common stock represents less than 10% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock, and (y) March 1, 2019. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our Class A common stock and Class B common stock will share equally, identically and ratably, on a per share basis, with respect to any dividends paid or distributed by us. In the event of our liquidation, dissolution or winding up, the holders of our Class A common stock and Class B common stock will share equally, identically and ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, and the liquidation preferences and any accrued or declared but unpaid dividends, if any, with respect to any outstanding shares of preferred stock. Holders of our Class A and Class B common stock may alter the relative treatment of the shares of each class by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class. In this prospectus, we have summarized certain general features of our Class A and Class B common stock under “Description of Capital Stock—Class A and Class B Common Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any Class A common stock being offered.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our amended and restated certificate of incorporation, our board of directors has the authority to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series of preferred stock, any or all of which may be greater than the rights of our Class A and Class B common stock. If we sell any new series of preferred stock under this prospectus and any applicable prospectus supplement, our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock being offered, which could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Preferred stock may be convertible into our Class A common stock or other securities of ours, or may be exchangeable for debt securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of the certificate of designation that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. In this prospectus, we have summarized certain general features of the preferred stock under “Description of Capital Stock—Preferred Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our Class A common stock or our other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

The debt securities will be issued under an indenture that we will enter into with a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities under “Description of Debt Securities.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indenture and any supplemental indentures that contain the terms of the debt securities. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of Class A common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or in combination with Class A common stock, preferred stock and/or debt securities. In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants. We have filed the forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that we may offer as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Warrants may be issued under a warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors, or factors that we currently deem immaterial, that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our ability to compete for quality content and increase the number of reviews on our platform;

•	our ability to attract and retain advertisers and consumers;

•	our ability to monetize our mobile application effectively and offer new products through our mobile app that are commercially successful;

•	our ability to expand successfully in our existing markets and into new domestic and international markets;

•	our expectations regarding economies of scale and operating cost leverage in mature markets;

•	future investments in our technology, sales and marketing and community management organizations;

•	our plans and ability to build out an international sales force and generate revenue internationally;

•	our ability to benefit from accelerating network effect dynamics;

•	our plans regarding product innovation around Yelp Platform, mobile and new features;

•	our ability to effectively integrate businesses or technologies we may acquire, including Qype and SeatMe;

•	worldwide economic conditions and their impact on advertising spending;

•	future trends in search for information regarding local businesses;

•	our ability to effectively manage our growth and future expenses;

•	our ability to attract and retain qualified employees and key personnel;

•	our future relationships with commercial partners;

•	our ability to maintain, protect and enhance our intellectual property;

•	our ability to comply with modified or new laws and regulations applying to our business, including copyright and privacy regulations;

•	our ability to realize the intended tax benefits of our corporate structure and intercompany arrangements;

•	our liquidity and working capital requirements; and

•	our estimates regarding the sufficiency of our cash resources.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would,” “will” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, the applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges for each of the periods presented.

	Years ended December 31,					Nine Months Ended September 30, 2013
	2008	2009	2010	2011	2012
Earnings:
Net loss before income taxes	$(5,805)	$(2,300)	$(9,491)	$(16,566)	$(18,991)	$(7,213)
Plus: Fixed charges	19	29	39	65	128	114

Earnings, as defined	$(5,786)	$(2,271)	$(9,452)	$(16,501)	$(18,863)	$(7,099)

Fixed Charges:
Interest component of rentals(1)	19	29	39	65	128	114

Total	19	29	39	65	128	114

Deficiency in earnings to cover fixed charges	*	*	*	*	*	*

(1)	Represents the estimated portion of operating lease rental expense that is considered by us to be a reasonable representation of interest.
*	Because of the deficiency in earnings to cover fixed charges, the ratio information is not applicable

We do not have any shares of preferred stock outstanding as of September 30, 2013.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of securities under this prospectus, if any, for working capital and general corporate purposes, including sales and marketing activities, general and administrative matters and capital expenditures. In addition, we may use a portion of the proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from offerings hereunder. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, investment-grade, interest-bearing securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the applicable provisions of the Delaware General Corporation Law and the agreements described below. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the Delaware General Corporation Law and such agreements. For information on how to obtain copies of our amended and restated certificate of incorporation, our amended and restated bylaws and such agreements, which are exhibits to the registration statement of which this prospectus forms a part, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Our amended and restated certificate of incorporation provides for three classes of common stock: Class A common stock, Class B common stock and common stock. In addition, our amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

As of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of Class A common stock, par value $0.000001 per share, 100,000,000 shares of Class B common stock, par value $0.000001 per share, 200,000,000 shares of common stock, par value $0.000001 per share, and 10,000,000 shares of preferred stock, par value $0.000001 per share. As of September 30, 2013, there were 53,573,297 shares of Class A common stock, 12,400,324 shares of Class B common stock, no shares of common stock and no shares of preferred stock issued and outstanding. Our outstanding capital stock was held by 104 stockholders of record as of September 30, 2013. As of September 30, 2013, we also had outstanding options to acquire 5,967,111 shares of Class A common stock, 369,419 shares of Class A common stock issuable or subject to release, as applicable, upon vesting of restricted stock units and restricted stock awards and outstanding options to acquire 5,488,797 shares of Class B common stock held by employees, directors and consultants.

Class A and Class B Common Stock

Voting Rights

Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to 10 votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be a separate vote of our Class A common stock and Class B common stock in the following circumstances:

•	if we propose to amend our certificate of incorporation (i) to increase or decrease the par value of the shares of a class of our stock or (ii) to alter or change the powers, preferences or special rights of the shares of a class of our stock so as to affect them adversely;

•	if we propose to treat the shares of a class of our stock differently with respect to any dividend or distribution of cash, property or shares of our stock paid or distributed by us;

•	if we propose to treat the shares of a class of our stock differently with respect to any subdivision or combination of the shares of a class of our stock; or

•	if we propose to treat the shares of a class of our stock differently in connection with a change of control with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

We may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class. In addition, we may not issue any additional shares of Class B common stock unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock.

Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Economic Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.

Dividends and Distributions. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock will be entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or distribution of cash, property or shares of our capital stock paid or distributed by the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class. In the event a dividend or distribution is paid in the form of shares of Class A common stock or Class B common stock or rights to acquire shares of such stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities and the liquidation preferences and any accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Change of Control Transactions. Upon (A) the closing of the sale, transfer or other disposition of all or substantially all of our assets, (B) the consummation of a merger, reorganization, consolidation or share transfer which results in our voting securities outstanding immediately prior to the transaction (or the voting securities issued with respect to our voting securities outstanding immediately prior to the transaction) representing less than a majority of the combined voting power of the voting securities of the company or the surviving or acquiring entity or (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the company if, after closing, the transferee person or group would hold 50% or more of the outstanding voting power of the company (or the surviving or acquiring entity), the holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Subdivisions and Combinations. If the outstanding shares of Class A common stock or Class B common stock are subdivided or combined in any manner, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon (i) such date as is specified by the affirmative vote or written consent of the holders of at least 66 2⁄3% of the outstanding shares of Class B common stock, or (ii) any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred. Once transferred and converted into Class A common stock, the Class B common stock will not be reissued.

In addition, upon the earlier of (x) the date on which the number of outstanding shares of Class B common stock represents less than 10% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock, and (y) March 1, 2019, which is seven years following the effective date of our initial public offering, all outstanding shares of Class A common stock and Class B common stock shall convert automatically into a single class of common stock, and no additional shares of Class A common stock or Class B common stock will be issued. We refer to the date of such conversion as the Final Conversion Date.

Common Stock

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, each holder of our common stock shall be entitled to one vote for each such share on any matter that is submitted to a vote of stockholders and shall otherwise have the rights conferred by applicable law in respect of such shares. No shares of our common stock shall be issued prior to the Final Conversion Date, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of our preferred stock, Class A common stock and Class B common stock, each voting separately as a class. The holders of shares of our common stock shall have rights equivalent to those provided to the holders of our Class A common stock.

Preferred Stock

The board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Class A common stock or Class B common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our Class A common stock or Class B common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our Class A common stock or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preferred stock will be exchangeable for debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock, and any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued, as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaw Provisions

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock outstanding will elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called only by a majority of our whole board of directors, chair of the board of directors or our chief executive officer.

As described above in “—Class A and Class B Common Stock—Voting Rights,” our amended and restated certificate of incorporation provides for a two-class common stock structure, which provides our founders, directors, executive officers and employees and their affiliates with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. Our amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then-outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of our certificate of incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, action by written consent and cumulative voting. The affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then-outstanding shares of voting stock, voting as a single class, will be required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority of our board of directors.

The foregoing provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions, including the two-class structure of our common stock, are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, MA 02021. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the applicable prospectus supplement for that series.

Listing on The New York Stock Exchange

Our Class A common stock is listed on The New York Stock Exchange under the symbol “YELP.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion will be determined;

•	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

•	whether the debt securities of the series will be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

•	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities being offered;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our Class A common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Class A common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay any installment of interest on any series of debt securities, as and when the same becomes due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto will not constitute a default in the payment of interest for this purpose;

•	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same becomes due and payable, whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto will not constitute a default in the payment of principal or premium, if any;

•	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount and accrued interest, if any, of each issue of debt securities then outstanding will be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver will cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “—Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “—General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement and free writing prospectus, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase Class A common stock, preferred stock or debt securities and may be issued in one or more series. Warrants may be offered independently or in combination with Class A common stock, preferred stock or debt securities offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that may be offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectus, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase Class A common stock or preferred stock, the number of shares of Class A common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of material or special U.S. federal income tax considerations, if any, of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase Class A common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We may issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	the performance of third party service providers;

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section entitled “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We may sell the securities from time to time pursuant to underwritten public offerings, “at-the-market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than Class A common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on The New York Stock Exchange may engage in passive market making transactions in the Class A common stock on The New York Stock Exchange in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the Class A common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, San Francisco, California.

EXPERTS

Deloitte & Touche LLP, independent registered public accounting firm, has audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Deloitte & Touche LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Qype GmbH as of December 31, 2011 and December 31, 2010, for each of the years in the two-year period ended December 31, 2011 have been incorporated by reference herein in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We also maintain a website at http://www.yelp.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35444):

•	our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 27, 2013;

•	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2012 from our definitive proxy statement on Schedule 14A for our 2013 Annual Meeting of Stockholders, filed with the SEC on April 23, 2013;

•	our quarterly reports on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 3, 2013, for the quarter ended June 30, 2013, filed with the SEC on August 2, 2013, and for the quarter ended September 30, 2013, filed with the SEC on October 29, 2013;

•	our current reports on Form 8-K, filed with the SEC on February 8, 2013, June 11, 2013, July 24, 2013 and October 29, 2013;

•	the audited consolidated financial statements of Qype GmbH, including the consolidated balance sheets of Qype GmbH and subsidiaries as of December 31, 2011 and 2010, and the related audited consolidated income statements and audited consolidated statements of changes in equity, comprehensive income and cash flows for each of the years then ended, the notes related thereto and the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors, included as Exhibit 99.3 to the current report on Form 8-K/A, filed with the SEC on December 21, 2012;

•	the unaudited condensed consolidated financial statements of Qype GmbH, including the unaudited condensed consolidated balance sheet of Qype GmbH and subsidiaries as of the nine months ended September 30, 2012 and the related unaudited condensed consolidated income statements and unaudited condensed consolidated statements of changes in equity, comprehensive income and cash flows for the period then ended and the notes related thereto, included as Exhibit 99.4 to the current report on Form 8-K/A filed with the SEC on December 21, 2012;

•	the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012, and the notes and other information related thereto included as Exhibit 99.1 to the current report on Form 8-K, filed with the SEC on October 29, 2013; and

•	the description of our Class A common stock set forth in our registration statement on Form 8-A, filed with the SEC on February 27, 2012, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Yelp Inc., Attention: Investor Relations, 140 New Montgomery Street, 9th Floor, San Francisco, CA 94105. Our phone number is 415-908-3801.

Class A Common Stock

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